T. ROWE PRICE INTERNATIONAL FUNDS, INC.

ARTICLES SUPPLEMENTARY
INCREASING AND CLASSIFYING AUTHORIZED STOCK
AS AUTHORIZED BY SECTION 2-105(c) OF
THE MARYLAND GENERAL CORPORATION LAW

 T. ROWE PRICE INTERNATIONAL FUNDS, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: The Board of Directors of the Corporation has:

 (a) Duly increased the total number of shares of capital stock that the Corporation has authority to issue from 4,500,000,000 shares of Common Stock of the par value $0.01 per share, to 9,000,000,000 shares of Common Stock, par value $0.01 per share.

 (b) Duly divided and classified all of the authorized 9,000,000,000 shares of the Common Stock of the Corporation, par value $0.01 per share, into the following series and classes on the dates indicated in the parentheses following the names of the respective series and classes: T. Rowe Price International Stock Fund (September 13, 1979), T. Rowe Price International Bond Fund (July 15, 1986), T. Rowe Price International Discovery Fund (October 31, 1988), T. Rowe Price European Stock Fund (January 5, 1990), T. Rowe Price New Asia Fund (July 18, 1990), T. Rowe Price Japan Fund (October 18, 1991), T. Rowe Price Latin America Fund (November 4, 1993), T. Rowe Price Emerging Markets Bond Fund (November 3, 1994), T. Rowe Price Emerging Markets Stock Fund (January 26, 1995), T. Rowe Price Global Stock Fund (October 11, 1995), T. Rowe Price International Growth & Income Fund (December 1, 1998), T. Rowe Price International Stock Fund–Advisor Class and T. Rowe Price International Bond Fund–Advisor Class (March 24, 2000), T. Rowe Price Emerging Europe Fund (April 28, 2000), T. Rowe Price International Stock Fund–R Class, T. Rowe Price International Growth & Income Fund–Advisor Class, T. Rowe Price International Growth & Income Fund–R Class (September 6, 2002), T Rowe Price Global Stock Fund–Advisor Class (February 7, 2006), T. Rowe Price Overseas Stock Fund (October 18, 2006), T. Rowe Price Africa & Middle East Fund (April 24, 2007), T. Rowe Price Global Large-Cap Stock Fund and T. Rowe Price Global Large-Cap Stock Fund–Advisor Class (July 24, 2008), T. Rowe Price Global Infrastructure Fund and T. Rowe Price Global Infrastructure Fund–Advisor Class (October 28, 2009), T. Rowe Price Emerging Markets Local Currency Bond Fund and T. Rowe Price Emerging Markets Local Currency Bond Fund–Advisor Class (February 3, 2011), and T. Rowe Price Emerging Markets Corporate Bond Fund and T. Rowe Price Emerging Markets Corporate Bond Fund–Advisor Class (February 7, 2012). Each such series and/or class shall consist, until further changed, of the lesser of (x) 9,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series and/or class currently or hereafter classified less the total number of shares then issued and outstanding in all of such series and/or class.

THIRD:  As of immediately before the increase and reclassification, the total number of shares of capital stock which the Corporation has authority to issue is 4,500,000,000 shares of Common Stock, par value $0.01 per share, having an aggregate par value of $45,000,000.

FOURTH: As increased and reclassified, the total number of shares of capital stock which the Corporation has authority to issue is 9,000,000,000 shares of Common Stock, par value of $0.01 per share, having an aggregate par value of $90,000,000.

FIFTH:  Each newly authorized share of the Common Stock, par value $0.01 per share, shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable generally to shares of the Common Stock, par value $0.01 per share, as set forth in the Charter, as amended and supplemented to date.

SIXTH:  The total number of shares of capital stock that the Corporation has authority to issue has been increased pursuant to authority expressly vested in the Board of Directors by Section 2-105(c) of the Maryland General Corporation Law and in accordance with Article Fifth of the Charter of the Corporation.

SEVENTH: These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

 IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on this 29th day of August, 2013.

WITNESS:	T. ROWE PRICE INTERNATIONAL FUNDS, INC.
/s/Patricia B. Lippert ________________________________ Patricia B. Lippert, Secretary	/s/David Oestreicher By:_________________________________ David Oestreicher, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price International Funds, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies to the best of his or her knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

______________________________

David Oestreicher, Vice President

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